Exhibit  23.1

PLS CPA, A PROFESSIONAL CORPORATION
t 4725 MERCURY STREETR #210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t
__________________________________________________________________

February 22, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Pacific Clean Water Technologies, Inc. (formerly named as Unseen Solar Inc.) of our report dated April 10, 2012, with respect to the balance sheets as of January 31, 2012 and 2011, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended January 31, 2012 and 2011, which appears on Form 10-K (Amendment #3) of Pacific Clean Water Technologies, Inc. (formerly named as Unseen Solar Inc.)

Very truly yours,

/s/PLS CPA
____________________________
PLS CPA, A Professional Corp.

San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board